SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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FAIR, ISAAC AND COMPANY, INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 3, 2003,
AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the Annual Meeting of the Stockholders of Fair, Isaac and Company, Incorporated will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Monday, February 3, 2003

PLACE	Offices of Fair, Isaac and Company, Incorporated 5935 Cornerstone Court West, San Diego, California 92121

ITEMS OF BUSINESS	1. To elect eight directors to serve until the 2004 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2. To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending September 30, 2003; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on Monday, December 9, 2002. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least 10 days prior to the Annual Meeting at our offices at 200 Smith Ranch Road, San Rafael, California.

ANNUAL REPORT	Our 2002 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.

VOTING	Your Vote is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed form of proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the telephone voting instructions on the form of proxy. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

ANDREA M. FIKE Vice President, General Counsel and Secretary

January 7, 2003

PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER BUSINESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SUBMISSION OF PROPOSALS OF STOCKHOLDERS

FAIR, ISAAC AND COMPANY, INCORPORATED

200 Smith Ranch Road
San Rafael, California 94903

Proxy Statement

      This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Fair, Isaac and Company, Incorporated (“Fair Isaac”, the “Company”, “we” or “us”), a Delaware corporation, of proxies to be voted at our 2003 Annual Meeting of Stockholders to be held on Monday, February 3, 2003, and at any postponement or adjournment thereof. A copy of our Annual Report to Stockholders for the fiscal year ended September 30, 2002, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about January 7, 2003.

Proxy Solicitation

      The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. A stockholder who has given a proxy may revoke it by giving written notice of revocation to our Corporate Secretary or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not of itself revoke a proxy, however, any stockholder who attends the Annual Meeting may revoke a proxy previously submitted by voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with specifications on the form of proxy. If no such specifications are made, proxies will be voted FOR the election of the eight nominees for director listed in this Proxy Statement and FOR the ratification of the appointment of KPMG LLP as the Company’s auditors for the fiscal year 2003.

      We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees. In addition to the solicitation of proxies by mail, our officers and other employees may communicate with stockholders either in person or by telephone for the purpose of soliciting such proxies, and no additional compensation will be paid for such solicitation. We have retained D. F. King & Co., Inc. to assist in the solicitation of proxies at a cost of $6,500 plus normal out-of-pocket expenses.

Outstanding Shares and Voting Rights

      Only holders of our Common Stock at the close of business on December 9, 2002 (the “record date”), are entitled to receive this notice and to vote their shares at the Annual Meeting. At the close of business on the record date, there were 50,617,672 shares of Common Stock, $0.01 par value, issued and outstanding, and 5,652,486 shares of Common Stock were held as treasury stock by the Company. The shares held as treasury stock are not entitled to be voted. On June 5, 2002, we effected a three-for-two stock split in the form of a Common Stock dividend. All share numbers and per-share prices in this Proxy Statement reflect this stock split.

      Each share of Common Stock is entitled to one vote with respect to each matter to be voted on at the Annual Meeting, subject to the provisions regarding cumulative voting in the election of directors as described below. A plurality of the votes cast is required for the election of eight nominees for director listed in this Proxy Statement under Proposal 1. The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is necessary to ratify Proposal 2, the appointment of KPMG LLP as our auditors for the fiscal year 2003. Abstentions will be counted toward a quorum and have the effect of negative votes with regard to Proposal 2. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted towards a quorum and will have the same effect as negative votes with regard to Proposal 2. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

      As to the election of the directors, each stockholder is entitled to one vote per share multiplied by the number of directors to be elected, and the stockholder may cast all of such votes for a single candidate or may distribute them among the director candidates, or for any two or more candidates as the stockholder may see fit; provided, however, that no stockholder shall be entitled to cumulate votes unless the name or names of the candidate or candidates for whom votes are cast have been placed in nomination prior to the voting and the stockholder has given notice at the meeting prior to the voting of the stockholder’s intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote cumulatively and to allocate votes among any or all of our Board of Directors’ nominees as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for whom authority to vote has not been withheld.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

      Our Board of Directors currently consists of nine members. In connection with our merger with HNC Software Inc. (“HNC”), we increased the size of our Board from seven to nine directors as of the effective date of the merger, August 5, 2002, and our Board voted to elect two former HNC directors, Thomas F. Farb and Alex W. Hart, to the Board. Mr. Farb recently informed us that his other commitments will not permit him to remain on the Board after his term expires at the Annual Meeting. Accordingly, the size of the Board will be reduced to eight at the time of the Annual Meeting. Our Board of Directors has nominated the following eight persons, all of whom currently serve as directors, for election as directors to serve until the 2004 Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified.

A. George Battle. Director since August 1996 and Chairman since February 2002; member of the Audit Committee; member of the Governance Committee; age 58.

Since December 2000, Mr. Battle has served as Chief Executive Officer of Ask Jeeves, Inc. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner of Arthur Andersen LLP and Andersen Consulting LLP. Mr. Battle’s last position at Andersen Consulting was Managing Partner, Market Development, responsible for Andersen Consulting’s worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. Mr. Battle is a director of Ask Jeeves, Inc.; PeopleSoft, Inc.; Barra, Inc.; Masters Select Equity Mutual Fund; Masters Select International Mutual Fund; and Masters Select Value Fund. Mr. Battle is a Senior Fellow of the Aspen Institute. He is past President of the Board of Trustees of the Berkeley Repertory Theatre, past Chairman of the Board of the Head Royce School, and a national trustee of the Marcus A. Foster Educational Institute. Mr. Battle received an undergraduate degree from Dartmouth College and an M.B.A. from the Stanford University Business School.

Tony J. Christianson. Director since November 1999; member of the Nominating Committee; age 50.

Since 1980 Mr. Christianson has been a Managing Partner of Cherry Tree Investments, Inc., a private equity investment firm focused on application service providers, education businesses and information technology services companies. Mr. Christianson is a director of Peoples Education Holding, Inc.; Transport Corp. of America; AmeriPride Services, Inc.; Dolan Media Company; and Capella Education Company. He also serves as the chair of Adam Smith Company, a closely held investment company. He received an undergraduate degree from Saint John’s University, Collegeville, Minnesota, and an M.B.A. from the Harvard Business School.

Thomas G. Grudnowski. Director since December 1999; President and Chief Executive Officer; age 52.

Mr. Grudnowski joined the Company on December 2, 1999, as the Company’s President and Chief Executive Officer. From 1972 until December 1, 1999, he was employed by Andersen Consulting LLP. He was named a partner in 1983, and in his last position at Andersen Consulting he was Managing Partner in charge of e-commerce ventures. Mr. Grudnowski received an undergraduate degree from Saint John’s University, Collegeville, Minnesota.

Alex W. Hart. Director since August 2002; member of the Compensation Committee; age 62.

Since November 1997, Mr. Hart has been an independent consultant to the financial services industry. He served as Chief Executive Officer of Advanta Corporation, a consumer lending company, from August 1995 to November 1997, and as its Executive Vice Chairman from March 1994 to August 1996. From November 1988 to March 1994, he served as President and Chief Executive Officer of MasterCard International. Mr. Hart also serves as a director of Sanchez Computer Associates Inc., a provider of enterprise banking software; Global Payments, Inc., a payment services company; Actrade Financial Technologies, a trade finance company; Silicon Valley Bancshares Inc.; and GeoTrust, Inc. He served as a director of HNC from October 1998 through August 2002. Mr. Hart holds an undergraduate degree from Harvard University and has completed studies at the Graduate School of Bank Marketing at the University of Colorado and the Graduate Program for Data Processing Management at Harvard Business School.

Philip G. Heasley. Director since November 2000; Chair of the Compensation Committee; member of the Governance Committee; age 53.

Since January 1, 2001, Mr. Heasley has served as Chairman and Chief Executive Officer of Bank One’s First USA credit card unit. He was the President and Chief Operating Officer of US Bancorp from July 1999 through November 2000, and Vice Chairman and President of its consumer products division from September 1993 until July 1999. Mr. Heasley serves as a director of Fidelity National Financial, Inc.; Schwan’s Enterprises, Inc.; Public Radio International; Visa USA; and Visa International. His past civic board affiliations include Advantage Minnesota; the Minnesota Opera; the Saint Paul Chamber of Commerce; the Science Museum of Minnesota; and the Walker Art Center. He received an undergraduate degree from Marist College and an M.B.A. from Bernard Baruch Graduate School of Business, both in New York.

Guy R. Henshaw. Director since February 1994; Chair of the Audit Committee; member of the Governance Committee; age 56.

Since October 1995, Mr. Henshaw has been a partner in Henshaw/ Vierra Management Counsel, L.L.C. He is also a Vice President of Eubel, Brady & Suttman Asset Management, an investment Management firm, located in Dayton, Ohio. From January 1992 until September 1995, he was Chairman and Chief Executive Officer of Payday, a payroll outsourcing services company. From 1984 to 1991 he was President, Chief Financial Officer and a director of Civic BanCorp. Mr. Henshaw serves as a director of Sleepy Cat Software, iSystems LLC and Research & Diagnostic Antibodies Inc., all private companies. Mr. Henshaw is Chairman of the John Muir/ Mt. Diablo Health System and a Trustee of Ripon College. He is a director and treasurer of the Foundation for Osteopathic Research. He received an undergraduate degree from Ripon College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

David S. P. Hopkins. Director since August 1994; member of the Audit Committee; member of the Governance Committee; Chair of the Nominating Committee; age 59.

Since January 1996, Dr. Hopkins has been Director of Quality Management and Improvement for Pacific Business Group on Health, a non-profit coalition of 45 large private and public sector employers. From January 1995 until January 1996, he was an independent consultant in health care. From 1993 to 1995, he was Vice President, Client Services and Corporate Development of International Severity Information Systems, Inc., a medical severity indexing software and consulting firm. Prior to 1993 he held a number of senior management positions with Stanford University and its medical facilities. He received an undergraduate degree from Harvard University, and a Ph.D. in Operations Research and an M.S. in Statistics from Stanford University.

Margaret L. Taylor. Director since December 1999; member of the Compensation Committee; age 51.

Since December 1999, Ms. Taylor has been President of PeopleSoft Investments, Inc., an investment management subsidiary of PeopleSoft, Inc., a developer of enterprise client/server application software products. From 1989 until June 1999, she was a Senior Vice President of PeopleSoft, Inc. She holds a B.A. in Psychology and Communications from Lone Mountain College in San Francisco, California.

      If any nominee is unable or declines to serve (a contingency which we do not now foresee), either the proxies named in the accompanying form will be voted for any nominee who may be nominated by the present Board of Directors to fill such vacancy, or the size of the Board may be reduced accordingly.

      Officers are elected at the first meeting of the Board of Directors following the Annual Meeting of Stockholders. Officers serve until their successors are elected and qualified. There are no family relationships between any of the directors and any executive officer.

Board Meetings and Committee Membership

      During fiscal 2002, our Board of Directors held five regular and eleven special meetings. During fiscal 2002, the Board had three standing committees: the Audit Committee, Compensation Committee and Nominating Committee. Each incumbent director attended more than 75% percent of the aggregate number of all Board meetings and meetings of committees on which the director served during fiscal 2002.

      The members of the Audit Committee are A. George Battle, Thomas F. Farb (since August 2002), Guy R. Henshaw (Chair), and David S. P. Hopkins. The Audit Committee selects and retains independent auditors and assists the Board in its oversight of the integrity of the Company’s financial statements, including the performance of our independent auditors in their conduct of the audit of our annual financial statements. The Audit Committee meets with management and the independent auditors as may be required. The independent auditors have full and free access to the Audit Committee without the presence of management. The Audit Committee held eight meetings during fiscal 2002.

      The members of the Compensation Committee are A. George Battle (until February 2002), Alex W. Hart (since August 2002), Philip G. Heasley (Chair), and Margaret L. Taylor. The Compensation Committee determines all aspects of the compensation of our executive officers. The Committee also administers the Company’s 1992 Long-term Incentive Plan and 2002 Stock Bonus Plan. The Compensation Committee held ten meetings during fiscal 2002.

      The members of the Nominating Committee are Tony J. Christianson, Guy R. Henshaw, and David S. P. Hopkins (Chair). The Nominating Committee is responsible for identifying appropriate candidates for election to the Board. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee met twice during fiscal 2002.

      On November 14, 2002, the Board established a Governance Committee, whose members are A. George Battle, Philip G. Heasley, Guy R. Henshaw, and David S. P. Hopkins. The Governance Committee will be responsible for developing and recommending to the Board a set of corporate governance principles.

Directors’ Compensation

      We compensate each director who is not an employee of the Company (an “Outside Director”) with a combination of cash and options to purchase Company stock. We periodically review our program of director compensation in view of our belief that director compensation should be competitive, and link rewards to stockholder returns through increased ownership of our stock. During fiscal 2002, Outside Directors were compensated as described below.

      Cash Compensation. In fiscal 2002, each Outside Director other than the Chairman received an annual retainer of $20,000, plus $1,000 for each Board meeting attended. The Chairman received an annual retainer of $40,000 for services as Chairman, plus $2,000 for each Board meeting attended. Outside Directors who are chairs of standing committees (in 2002 the Audit, Nominating and Compensation Committees) received an additional $5,000 per year. Each Outside Director has the right, prior to receiving his or her annual retainer, to elect to receive such annual retainer in the form of options to purchase our Common Stock instead of cash, on the same terms as the annual grants to Outside Directors, described below. A director who elects to receive his or her annual retainer in the form of a stock option receives an option to purchase a number of shares equal to the amount of the retainer divided by one-half of the per-share price of our Common Stock on the date of grant. In 2002, under these arrangements, Messrs. Christianson and Henshaw received options to purchase 1,007 and 1,259 shares of Common Stock, respectively.

      Stock Compensation. Under our 1992 Long-term Incentive Plan as amended, each Outside Director receives a grant of 30,000 non-qualified stock options (the “Initial Grant”) upon election as an Outside Director and a grant of non-qualified options for 11,250 shares on the date of each Annual Meeting, provided such member has been an Outside Director since the prior Annual Meeting (the “Annual Grant”). Upon his election as Chairman of the Board in February 2002, Mr. Battle also received an option to purchase an additional 11,250 shares. In addition, each Outside Director who serves as a standing committee chairperson receives 1,500 nonqualified options. The exercise price of all such options is equal to the fair market value of our Common Stock on the date of grant. The Initial Grants vest in 20% increments on each of the first through fifth anniversary dates of the director’s election, and they are exercisable in full upon termination of the Outside Director’s services for any reason. Annual Grants are immediately exercisable upon grant. Both Initial Grants and Annual Grants expire 10 years after the date of grant.

Vote Required

      A plurality of the votes cast is required for the election of the directors.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

      Our Board has delegated to the Audit Committee the authority to select and retain independent auditors for fiscal year 2003. The Audit Committee has appointed the firm of KPMG LLP as our independent auditors for the Company’s fiscal year ending September 30, 2003. KPMG LLP has served as our independent auditors since May 1991. Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of the Company’s independent auditors is not required by our By-laws or otherwise, we are submitting the selection of KPMG LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Audit and Non-Audit Fees

      Audit Fees: The aggregate fees billed by KPMG LLP for services rendered for the annual audit of the Company’s consolidated financial statements for 2002 and quarterly reviews of the financial statements included in the Company’s Forms 10-Q was $1,139,852.

      Financial Information Systems Design and Implementation Fees: The aggregate fees billed by KPMG LLP for financial information systems design and implementation was zero.

      All Other Fees: The aggregate fees billed by KPMG LLP for all other services rendered in fiscal 2002 were $622,941. This amount includes $322,200 in fees related to SEC filings in conjunction with the HNC acquisition, audit of our 401(k) benefit plan, and registration assistance in connection with our convertible subordinated notes, and $300,741 in fees related to tax consulting and compliance work.

      Our Audit Committee has considered whether the provision of services other than audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Vote Required

      The affirmative vote of a majority of the shares present and entitled to vote is required for approval.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of November 30, 2002, by (i) each of our directors and nominees for director, (ii) each of the executive officers named in the Summary Compensation Table below, (iii) all of our executive officers and directors as a group, and (iv) each person known to us who beneficially owns more than 5% of the outstanding shares of our Common Stock.

	Beneficial Ownership(1)
Directors, Nominees, Executive Officers
and 5% Stockholders	Number	Percent(2)

Entities affiliated with Blum Capital Partners, L.P.(3)	5,584,181	11.1%
909 Montgomery Street, Suite 400 San Francisco, CA 94133
Entities affiliated with Neuberger Berman Inc.(4)	3,689,751	7.3%
605 Third Avenue New York, NY 10158-3698
Kayne Anderson Rudnick Investment Management LLC(5)	2,925,495	5.8%
1800 Avenue of the Stars, #200 Los Angeles, CA 90067
Larry E. Rosenberger(6)	827,689	1.6%
Thomas G. Grudnowski(7)	677,188	1.3%
Mark P. Pautsch(8)	107,769	*
Guy R. Henshaw(9)	65,734	*
A. George Battle(10)	64,649	*
Tony J. Christianson(11)	57,257	*
David S. P. Hopkins(12)	53,100	*
Steven A. Sjoblad(13)	44,650	*
Margaret L. Taylor(14)	38,250	*
Chad L. Becker(15)	38,026	*
Philip G. Heasley(16)	34,500	*
Alex W. Hart(17)	23,905	*
Thomas F. Farb(18)	12,422	*
All executive officers and directors as a group (22 persons)(19)	2,340,561	4.6%

*	Represents holdings of less than 1%.

(1) To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) If the named person holds stock options exercisable on or prior to January 29, 2003, the shares underlying those options are included in the number for such person as if such person had exercised those options. Shares deemed issued to a holder of stock options pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

(3) Information as to this stockholder is based on the most recent report on Form 13D filed by such stockholder on October 31, 2002, and confirmed orally as of November 30, 2002. Blum Capital Partners, L.P. has shared voting and dispositive power with respect to all the shares reported in the table.

(4) The information reported is based on the most recent Form 13F filed by Neuberger Berman, LLC as of September 30, 2002. Neuberger Berman, LLC has sole voting power with respect to 1,181,497 shares, shared voting power with respect to 2,508,254 shares and shared dispositive power with respect to all the shares reported in the table.

(5) Information as to this stockholder is based on the most recent report on Form 13G filed by such stockholder, and confirmed orally by such stockholder as of November 30, 2002. This stockholder has shared voting and dispositive power with respect to all the shares reported.

(6) Includes options for 284,541 shares.

(7) Includes options for 662,188 shares.

(8) Includes options for 92,813 shares.

(9)	Includes options for 52,359 shares.

(10)	Includes options for 60,750 shares. Also includes 2,925 shares held by Mr. Battle’s son who resides with him and includes 225 shares held by his sister, as to which he has dispositive power. Mr. Battle disclaims beneficial ownership of such shares.

(11)	Represents options for 57,257 shares.

(12)	Includes options for 50,100 shares.

(13)	Includes options for 28,125 shares.

(14)	Includes options for 36,000 shares.

(15)	Includes options for 21,563 shares.

(16)	Includes options for 31,500 shares.

(17)	Includes options for 19,753 shares.

(18)	Represents options for 12,422 shares.

(19)	Includes shares described in notes 6 through 18, above, including a total of 1,638,900 shares subject to options exercisable on or prior to January 29, 2003, by all the persons in this group.

EXECUTIVE COMPENSATION

Compensation

      The following table sets forth the cash and non-cash compensation awarded to, earned by, or paid to the Chief Executive Officer and each of our other four most highly compensated executive officers for services rendered in all capacities to us and our subsidiaries during the fiscal year ended September 30, 2002.

Summary Compensation Table

	Annual Compensation				Long Term Compensation

					Awards		Payouts

					Restricted	Securities
					Stock	Underlying	LTIP	All Other
		Salary	Bonus		Awards(4)	Options	Payouts	Compensation(5)
Name and Principal Position	Year	($)	($)		($)	(#)	($)	($)

Thomas G. Grudnowski	2002	$530,128	$840,000		$0	150,000	$0	$0
President and Chief	2001	400,000	413,463	(1)	0	225,000	0	0
Executive Officer	2000	666,666	133,333	(2)	0	90,000	0	0
Mark P. Pautsch	2002	$309,439	$80,438	(1)	$455,940	45,000	$0	$7,423
Vice President and	2001	268,749	218,168	(2)	0	67,500	0	6,800
Chief Information Officer	2000	32,989	0		0	258,750	0	770
Larry E. Rosenberger	2002	$308,992	$28,340	(3)	$455,940	45,000	$0	$20,757
Vice President, Research &	2001	269,250	76,810		0	45,000	0	20,686
Development/ Analytics	2000	252,000	19,960		0	56,901	482,292	224,735
Steven A. Sjoblad	2002	$287,372	$38,750	(3)	$455,940	45,000	$0	$4,151
Vice President,	2001	58,333	0		0	67,500	0	1,755
Consumer Solutions	2000	—	—		—	—	—	—
Chad L. Becker	2002	$269,192	$14,550	(3)	$455,940	30,000	$0	$7,851
Vice President, Strategy	2001	203,333	35,010		0	11,250	0	6,800
Machines — Life-Cycle	2000	168,454	23,935		0	90,000	0	6,400
Solutions

(1)	Represents the cash bonus paid under the Management Incentive Plan and the named person’s employment agreement. See “Executive Officer Employment Agreements” and “Report of the Compensation Committee of the Board of Directors on Executive Compensation — Fiscal Year 2002 Management Incentive Plan” and “— CEO Compensation”.

(2)	Represents the assured cash bonus pursuant to the terms of the named person’s employment agreement.

(3)	Represents the cash bonus paid under the Company’s Management Incentive Plan. See description under “Report of the Compensation Committee of the Board of Directors on Executive Compensation — Fiscal Year 2002 Management Incentive Plans”.

(4)	The shares of restricted stock reflected in the table were issued under our 2002 Stock Bonus Plan, which is designed to motivate key employees in connection with the business integration challenges presented by our acquisition of HNC. These restricted shares were issued on August 5, 2002, the closing date of our acquisition of HNC. The dollar figures in this column represent the total number of shares of restricted stock awarded to each specified person (14,900 shares) multiplied by the closing sales price per share on August 5, 2002 ($30.60). Unrestricted ownership of these shares vests without cost to the holder in four equal annual installments beginning August 5, 2003, subject to the holder’s continued employment with the Company on the vesting date. Dividends will be paid on the shares of restricted stock held by the persons named. As of September 30, 2002, each person identified in the table as a holder of restricted stock held 14,900 shares of such stock, with an aggregate value of $487,230.

(5)	Represents for fiscal 2002 the aggregate value of (a) employer contributions to accounts of each of the named persons in the Company’s 401(k) Plan, (b) certain payments related to termination of the Fair,

Isaac Supplemental Retirement Plan, and (c) the value of dividend payments made to the accounts of certain of the named persons under the Company’s terminated Employee Stock Ownership Plan (“ESOP”). For fiscal 2002, employer contributions to the 401(k) Plan accounts of the persons named above were as follows: Mr. Grudnowski, $0; Mr. Pautsch, $7,423; Mr. Rosenberger, $8,000; Mr. Sjoblad, $4,151; and Mr. Becker, $7,843. The amount shown in this column for Mr. Rosenberger in 2002 includes a supplemental payment of $11,340 he received under a special provision made by the Board in 1999, upon termination of the Fair, Isaac Supplemental Retirement Plan. The value of the dividend payments received by accounts maintained for the named persons under the ESOP were as follows: Mr. Grudnowski, $0; Mr. Pautsch, $0; Mr. Rosenberger, $1,417; Mr. Sjoblad, $0; and Mr. Becker, $8.

Option Grants in Last Fiscal Year

	Individual Grants

			% of Total			Potential Realizable Value at
	Number of		Options			Assumed Annual Rates of
	Securities		Granted to			Stock Price Appreciation for
	Underlying		Employees	Exercise		Option Term(4)
	Options		in Fiscal	Price Per	Expiration
Name	Granted		Year(3)	Share	Date	5%	10%

Thomas G. Grudnowski	150,000	(1)	8.34%	$38.7333	11/16/2011	$3,653,875	$9,259,636
Mark P. Pautsch	45,000	(2)	2.50%	$39.4267	11/30/2011	$1,115,786	$2,827,620
Larry E. Rosenberger	45,000	(2)	2.50%	$39.4267	11/30/2011	$1,115,786	$2,827,620
Steven A. Sjoblad	45,000	(2)	2.50%	$39.4267	11/30/2011	$1,115,786	$2,827,620
Chad L. Becker	30,000	(2)	1.67%	$39.4267	11/30/2011	$743,857	$1,885,080

(1)	Granted at fair market value on November 16, 2001, vesting in 25% increments annually on November 16 of each of the four years commencing November 16, 2002.

(2)	Granted at fair market value on November 30, 2001, vesting in 25% increments annually on November 30 of each of the four years commencing November 30, 2002.

(3)	Based on approximately 1,797,723 options granted to employees in fiscal 2002. Does not include options assumed in connection with the acquisition of HNC.

(4)	The 5% and 10% rates of appreciation are specified for illustrative purposes by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of our stock. If our stock does not increase in value above the exercise price, then the option grants described in the table will be valueless.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at FY End		Options at FY End(2)
	Shares Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas G. Grudnowski	0	$0	645,938	614,062	$10,565,677	$5,992,940
Mark P. Pautsch	0	$0	81,563	224,999	$799,056	$1,692,403
Larry E. Rosenberger	0	$0	273,291	104,238	$4,398,370	$601,803
Steven A. Sjoblad	0	$0	16,875	95,625	$6,112	$18,336
Chad L. Becker	22,500	$545,724	22,501	77,811	$316,999	$649,577

(1)	Equal to the closing sales price of our Common Stock as reported by the New York Stock Exchange on the date the options were exercised, less the exercise price.

(2)	Based on the closing sales price of our Common Stock as reported by the New York Stock Exchange on September 30, 2002 ($32.70), less the exercise price.

Executive Officer Employment Agreements

      We entered into an employment agreement dated August 23, 1999, with Thomas G. Grudnowski. This agreement was amended on December 3, 1999, and December 26, 2001 (“Grudnowski Employment Agreement”). Mr. Grudnowski has served as the Company’s Chief Executive Officer and as a director since December 2, 1999. The Grudnowski Employment Agreement has a term of four years, subject to earlier termination under certain circumstances. The Grudnowski Employment Agreement provides that, beginning in fiscal 2002, Mr. Grudnowski’s annual base salary shall be $550,000 and his incentive award may range from zero to twice his Base Salary, with a target equal to the base salary, and depending on the achievement of certain strategic, business and financial objectives to be mutually determined by Mr. Grudnowski and our Board of Directors within 90 days following the beginning of the fiscal year. Portions of this incentive award may be earned and paid more frequently than annually and may be paid under the provisions of our general employee incentive plan, as determined by the Compensation Committee. Pursuant to the Grudnowski Employment Agreement, we granted Mr. Grudnowski options vesting over four years to purchase up to 945,000 shares of Common Stock at fair market value as of August 23, 1999, and options to purchase 90,000 shares of Common Stock at fair market value as of December 3, 1999, which vested January 1, 2000. The options to purchase Common Stock vest fully upon Company-initiated termination of Mr. Grudnowski’s employment without cause, upon a change in control of the Company, or upon termination of employment owing to Mr. Grudnowski’s death or disability. The Grudnowski Employment Agreement further provides that if we should terminate Mr. Grudnowski’s employment without cause, then we will pay Mr. Grudnowski, among other things, twice Mr. Grudnowski’s base salary at the time of termination and twice the incentive award received by Mr. Grudnowski for the fiscal year immediately prior to termination. The Grudnowski Employment Agreement also provides that the Company will make available to Mr. Grudnowski, on a non-exclusive basis, a rental apartment in San Rafael, California for his use while on Company business.

      We entered into an employment agreement dated August 8, 2000, with Mark P. Pautsch (the “Pautsch Employment Agreement”). Mr. Pautsch has served as the Company’s Vice President and Chief Information Officer since that date. The Pautsch Employment Agreement provides that Mr. Pautsch’s starting salary will be $250,000 and that Mr. Pautsch will receive annual increases for the next four years in an amount equal to at least eight percent of his starting salary. Mr. Pautsch is eligible under the Pautsch Employment Agreement to receive a target incentive award of 65% of his base salary, with an actual award of between zero and twice the target amount. Such incentive award is dependent, in part, on Company performance and is administered under the Company’s Management Incentive Plan. Pursuant to the Pautsch Employment Agreement, the Company granted Mr. Pautsch options vesting over four years to purchase 258,750 shares of Common Stock, with an exercise price equal to the fair market value on August 8, 2000. The options to purchase Common Stock vest fully upon a change in control of the Company, coupled with an adverse change in employment, or upon termination of employment owing to Mr. Pautsch’s death or disability. If the Company terminates Mr. Pautsch’s employment without cause, options to purchase Common Stock vesting within twelve months following the date of his termination shall vest immediately, and, if Mr. Pautsch wishes to exercise them, he must do so within 90 days following his termination. The Pautsch Employment Agreement further provides that if the Company terminates Mr. Pautsch’s employment without cause, then the Company will pay Mr. Pautsch, among other things, twice Mr. Pautsch’s base salary at the time of termination and an amount equal to the incentive award Mr. Pautsch would have been eligible to receive in the next two years, had he not been terminated (calculated on the assumption that targets for which Mr. Pautsch is responsible would have been achieved). Mr. Pautsch also received a $40,000 signing bonus, which was paid on January 1, 2001.

Executive Officer Change-in-Control Arrangements

      As of August 14, 2002, Larry E. Rosenberger, Steven A. Sjoblad and Chad L. Becker each entered into a Management Agreement with the Company. Subject to certain provisions in the agreement, each officer is eligible for the following benefits, among others, if such officer’s employment is terminated or the officer’s responsibilities or compensation are materially diminished within one year following the occurrence of specified events generally involving a change in control of the Company: (i) a payment equal to such officer’s annual base compensation then in effect, plus an amount equal to such officer’s bonus or cash incentive payment for the fiscal year preceding the change in control; (ii) the immediate vesting of all stock options and satisfaction of the restrictions on any restricted stock held; and (iii) the right to continue to participate in any health, disability and life insurance plan or other program then in effect. Change-in-control events potentially triggering benefits under the Management Agreements would occur if any person acquires 30% or more of our outstanding Common Stock and the current directors and those elected directors under normal circumstances cease to be a majority of the Board, or if a merger or other business combination occurs and our stockholders receive less than 70% of the resulting equity.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

      This Compensation Committee is composed entirely of non-employee Directors. The Committee determines all aspects of the compensation of our executive officers. The Committee administers and determines awards to officers under our 1992 Long-term Incentive Plan, under which grants of stock options or restricted stock may be awarded to any employee, and our 2002 Stock Bonus Plan, under which key employees may be awarded restricted stock.

      The primary objectives of our executive compensation program are to provide a level of compensation to executives that will attract and retain well-qualified individuals, to structure their compensation packages so that a significant portion is tied to achieving targets for revenue growth and operating margin, and to align their interests with those of our stockholders through the use of stock-based compensation.

      In fiscal 2002, our executive compensation program consisted of three main components: annual base salary, participation in our Management Incentive Plan, and the opportunity to receive awards of stock options or restricted stock.

      The executive officers were eligible for the same benefits available generally to our employees, including group health and life insurance, participation in the employee stock purchase and 401(k) plans, and a profit sharing contribution to the 401(k) accounts made at the discretion of the Board of Directors. We also maintain a Supplemental Retirement and Savings Plan for the benefit of certain highly compensated employees, including most executive officers.

Annual Base Salary

      This Compensation Committee determines the annual base salary of each of our executive officers, including the Chief Executive Officer, subject to the provisions of employment agreements. The same principles are applied in setting the salaries of all officers to ensure that salaries are equitably established. Salaries are determined annually by considering the officer’s duties and responsibilities and business unit, the officer’s ability to impact our operations and profitability, the officer’s experience and past individual performance, operational and strategic Company performance, and competitive salary levels.

Fiscal Year 2002 Management Incentive Plans

      Substantially all of the Company’s employees participate in incentive plans based on the Company’s performance with respect to goals for revenue growth and operating margin set by the Board of Directors for each fiscal year. In fiscal 2002, two such plans were approved by the Board of Directors. The Broad-Based Incentive Plan applied to non-executive employees, and the Management Incentive Plan applied to Vice Presidents and certain other senior leaders. Under both plans, an incentive compensation payout range was assigned to each participant at the beginning of the fiscal year based upon the participant’s scope of responsibility. The incentive plan payout range midpoint increases with the level of the employee’s responsibilities. The Compensation Committee sets the incentive compensation payout range for each of the executive officers. During fiscal 2002, the Management Incentive Plan involved quarterly evaluation of two performance factors: the Company’s actual performance in relation to revenue growth and operating margin goals previously established by the Board of Directors; and the Committee’s assessment of individual participant performance. The Company performance factor determined the size of the overall incentive pool available for payout each quarter, while individual participant performance determined the point in each participant’s payout range used for incentive calculation.

Options and Restricted Stock

      The Compensation Committee administers two Company programs under which our executives may acquire our stock. These are the 1992 Long-term Incentive Plan and the 2002 Stock Bonus Plan.

      Under the 1992 Long-term Incentive Plan, the Compensation Committee may award options to purchase our Common Stock or shares of restricted stock to any employee, including our executive officers. The exercise price for all options granted under this plan must be at least equal to the fair market value of the shares on the date of grant. The amounts of stock options granted to executive officers are based on the same factors as are set forth above with respect to annual base salaries. Awards of options were made to Messrs. Grudnowski, Pautsch, Rosenberger, Sjoblad and Becker in fiscal 2002 and are reflected in the Option Grants in Last Fiscal Year Table.

      The 2002 Stock Bonus Plan was adopted to provide stock value-driven incentives to key employees specifically related to the successful completion of the HNC acquisition and integration of the HNC business. Under this plan, the Compensation Committee may award stock to key employees, subject to terms and conditions, including vesting requirements and price, specified by the Compensation Committee at the time of the award and memorialized in a written agreement between the Company and the recipient. In fiscal 2002 awards of restricted stock were made to 16 key employees under this plan, including 14,900 shares awarded to each of Messrs. Pautsch, Rosenberger, Sjoblad and Becker. Awards issued to named executives are further described in footnote 4 to the Summary Compensation Table, above.

Limits on Tax-Deductible Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to our five highest paid executives. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. The Company has not adopted any formal policy with respect to Section 162(m), although the Committee generally structures compensation to be deductible and considers the cost and value to the Company in making compensation decisions that could result in non-deductibility. The Compensation Committee has on occasion made decisions that may result in non-deductible compensation. For example, our decisions in fiscal 2002 to grant options to purchase 37,500 shares to Mr. Grudnowski outside of the 1992 Long-term Incentive Plan and to grant restricted stock to other executives of the Company in connection with the HNC merger under a non-stockholder approved plan, may result in compensation that is counted against the $1 million limit. The Compensation Committee believes that these decisions were appropriate and in the best interests of the Company. No deductions to be included in the Company’s Federal income tax return for fiscal 2002 will be affected by Section 162(m).

CEO Compensation

      Our Chief Executive Officer is compensated pursuant to an employment agreement entered into in August 1999, as amended in December 1999 and December 2001 (the “Grudnowski Employment Agreement”). The Grudnowski Employment Agreement was negotiated in connection with our hiring of Mr. Grudnowski as Chief Executive Officer. The Grudnowski Employment Agreement, which extends to December 1, 2003, subject to earlier termination under certain circumstances, provides for an annual base salary of $550,000 for fiscal 2002. Mr. Grudnowski is eligible to receive a bonus of between $0 and $1,100,000, based upon the Company achieving certain business and financial objectives mutually agreed upon between Mr. Grudnowski and the Board of Directors of the Company. The Compensation Committee took action in November 2002 to determine Mr. Grudnowski’s incentive bonus for fiscal 2002. This determination was based on a subjective evaluation of Mr. Grudnowski’s performance, which included the following:

•	The successful acquisition of HNC Software Inc. and the successes of the Company’s post-acquisition integration efforts;

•	The strength of the Company’s financial performance in an economically challenging environment, including significant gains in revenues and net income, exclusive of the effect of the HNC acquisition;

•	Efficiencies and technical infrastructure improvements realized by the Company during the year;

•	Success in the implementation of key business strategies;

•	Construction and leadership of a strong management team; and

•	Mr. Grudnowski’s performance in connection with objectives articulated at the time of the fiscal 2001 performance evaluation process.

      Based on all of these considerations, a cash incentive bonus of $840,000 was awarded to Mr. Grudnowski.

      Under the Grudnowski Employment Agreement, Mr. Grudnowski received options to purchase 1,035,000 shares of the Company’s Common Stock, of which options for 90,000 shares fully vested on January 1, 2000, and options for 945,000 shares vest over a period of four years. In fiscal 2002, options to purchase 225,000 shares of Common Stock were granted to Mr. Grudnowski based on the Compensation Committee’s judgment with respect to the Company’s operational and strategic company performance, Mr. Grudnowski’s individual performance, improvement in the market value of the Company’s Common Stock, and competitive compensation levels.

      Submitted by the Compensation Committee of the Board of Directors.

Alex W. Hart

Philip G. Heasley (Chair)
Margaret L. Taylor

Compensation Committee Interlocks and Insider Participation

      Alex W. Hart, Philip G. Heasley and Margaret L. Taylor served as the members of our Compensation Committee for the fiscal year ended September 30, 2002. Mr. A. George Battle was a member of this Committee until February 5, 2002. Mr. Hart joined the Committee August 5, 2002. Messrs. Battle, Hart and Heasley and Ms. Taylor are non-employee Directors. None of our executive officers served as a director or as a member of a compensation committee of any business entity employing any of our directors during the fiscal year ended September 30, 2002.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      This Audit Committee is composed of four directors who meet New York Stock Exchange listing standards for director independence. The members of the Audit Committee are A. George Battle, Thomas F. Farb, Guy R. Henshaw and David S. P. Hopkins. The Audit Committee selects and retains the Company’s independent auditors, and assists the Board in its oversight of the integrity of the Company’s financial statements, including the performance of our independent auditors in their conduct of the audit of our annual financial statements. The Audit Committee meets with management and the independent auditors as may be required. The independent auditors have full and free access to the Audit Committee without the presence of management. The Board of Directors has adopted a written charter for the Audit Committee which addresses the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling these responsibilities.

      On July 30, 2002, the Sarbanes-Oxley Act of 2002 was signed into law. The Audit Committee met with representatives of management, legal counsel and our independent auditors to further its understanding of the Act’s provisions. It also reviewed processes that already are in place as well as those that will be required to comply with the requirements of the Act as they become effective.

      The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2002. This review included a discussion of the quality and the effectiveness of our financial reporting and controls, including the clarity of disclosures in the financial statements.

      In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      KPMG LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG LLP that firm’s independence.

      Based upon the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2002, to be filed with the Securities and Exchange Commission.

      Submitted by the Audit Committee of the Board of Directors.

A. George Battle

Thomas F. Farb
Guy R. Henshaw (Chair)
David S. P. Hopkins

PERFORMANCE GRAPH

      The following graph shows the total stockholder return of an investment of $100 in cash on September 30, 1997, in (i) the Company’s Common Stock, (ii) the Research Data Group, Inc. (“RDG”) Indices for the Standard & Poors’ 500 Stocks (U.S. Companies), (iii) the Standard & Poors’ 500 Application Software Index, in each case with reinvestment of dividends, and (iv) a group of peer companies selected by the Company. The reported dates are the last trading dates of the Company’s fiscal year, which ends on September 30. The companies in the peer group represent a Company-selected variety of data management, payment processing and decision service providers and software developers. The peer group consists of Acxiom Corporation; Barra, Inc.; Equifax, Inc.; First Data Corporation; Harte-Hanks, Inc.; HNC (through the Company’s acquisition of HNC in August 2002); and Total Systems Services, Inc. We do not intend to present the Company-selected peer group comparison in future years because regular changes are necessary due to factors such as merger and acquisition activity and because we believe that the Standard and Poors’ 500 Application Software Index presents an appropriate comparison, particularly following our acquisition of HNC. These indices relate only to stock prices and do not purport to afford direct comparison of the business or financial performance of the companies. The Company does not believe there are any publicly traded companies that compete with the Company across the full spectrum of our product and service offerings.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

Among Fair, Isaac and Company, Incorporated,
The S&P 500 Index, the S&P Application Software
Index, and a Peer Group.

INDEXED RETURNS

	Years Ending September 30,

Company/Index/Group	1997	1998	1999	2000	2001	2002

FAIR ISAAC	100	75.60	63.71	97.07	161.33	167.85
S&P 500 INDEX	100	109.05	139.36	157.88	115.85	92.12
S&P 500 APPLICATION SOFTWARE	100	48.58	35.16	52.19	16.80	12.19
PEER GROUP	100	82.22	110.59	113.28	143.64	132.49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During fiscal 2002 the Company was a party to a consulting service agreement with Cherry Tree Development, a private investment advisory firm. Tony J. Christianson, one of our directors, is a 50% equity owner of Cherry Tree Development. This Agreement expired in November 2002 and will not be renewed. Under this agreement, Cherry Tree Development provided consulting services on marketplace dynamics, joint ventures, acquisitions, investments and similar strategic business development opportunities. We paid Cherry Tree Development $404,000 under this agreement in fiscal 2002.

OTHER BUSINESS

      Our Board of Directors does not know of any business to be presented at the Annual Meeting other than the matters set forth above, but, if other matters properly come before the meeting, it is the intention of the persons named in the proxies to vote in accordance with their best judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules of the Securities and Exchange Commission (the “SEC”) thereunder, require our directors, executive officers and persons who own more than 10% of our Common Stock to file reports of their ownership and changes in ownership of our Common Stock with the SEC. Our employees generally prepare these reports on the basis of information obtained from each director and officer. Based on information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers and greater than 10% owners during the last fiscal year were filed on time, except for a report by Mr. Battle with respect to the sale of 1,000 shares, for the account of his minor son on February 15, 2002. Both Mr. Battle and his broker advised representatives of the Company of the sale promptly; however, we inadvertently failed to include the sale on his report for the month of February 2002. In April 2002, the omission was discovered and an amended report was immediately filed.

SUBMISSION OF PROPOSALS OF STOCKHOLDERS

      Under the rules of the SEC, if a stockholder wants us to include a proposal in our Proxy statement and form of proxy for presentation to our 2004 Annual Meeting of Stockholders, the proposal must be received at our Corporate Secretary’s Office, 200 Smith Ranch Road, San Rafael, California 94903, no later than 5:00 p.m. local time on August 27, 2003, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

      In order for business, other than a stockholder proposal included in our proxy statement and form of proxy, to be properly brought before the 2004 Annual Meeting by a stockholder, the stockholder must give timely written notice thereof to our Corporate Secretary and must otherwise comply with our By-laws. These By-laws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices not fewer than 60 days nor more than 90 days prior to the scheduled date of the Annual Meeting. If the Company gives fewer than 70 days’ notice or prior public disclosure of the scheduled meeting date, then, to be timely, the stockholder’s notice must be received no later than the earlier of (i) the close of business on the tenth day following the day on which such notice was mailed or such disclosure was made, whichever occurs first, and (ii) two days prior to the scheduled meeting date.

By Order of the Board of Directors

ANDREA M. FIKE
Vice President, General Counsel and Secretary

Dated: January 7, 2003

PROXY

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING FEBRUARY 3, 2003

The undersigned hereby appoints Andrea M. Fike, Nancy E. Fraser or Thomas G. Grudnowski or any of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair, Isaac and Company, Incorporated that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 3, 2003, or any postponement or adjournment thereof.

(Continued, and to be signed on the other side)

— FOLD AND DETACH HERE —

Please mark your votes as indicated in this example.	☒

		FOR ALL	WITHHOLD FOR ALL
		NOMINEES BELOW	NOMINEES BELOW
		(except as	(except as
		indicated)	indicated)
1.	ELECTION OF DIRECTORS If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below:	☐	☐

Nominees:	01 A. George Battle	05 Philip G. Heasley
	02 Tony J. Christianson	06 Guy R. Henshaw
	03 Thomas G. Grudnowski	07 David S.P. Hopkins
	04 Alex W. Hart	08 Margaret L. Taylor

I plan to attend the Meeting: ☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the current fiscal year.	☐	☐	☐

3.	In their discretion upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 (SUBJECT TO DISCRETIONARY ALLOCATION OF VOTES BY THE PROXIES IN THE EVENT CUMULATIVE VOTING IS APPLICABLE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT) AND “FOR” ITEM 2.

(Note: Sign exactly as your name appears on this proxy card. If shares are held jointly each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation or partnership, please sign in firm name by authorized person.)

Signature(s)	Dated	, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

— FOLD AND DETACH HERE —

Vote by Telephone or Mail
24 Hours a Day, 7 Days a Week

Telephone voting is available through 4PM Eastern Time
the business day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-800-435-6710		Mail

Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call. You will
be prompted to enter your control
number, located in the box below,
and then follow the directions given	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.